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                                                                      Exhibit 99

      TEAM AMERICA ANNOUNCES TERMINATION OF PURCHASE AGREEMENT WITH GLOBAL
               EMPLOYMENT SOLUTIONS AND RECEIVES NEW BUY-OUT OFFER

WORTHINGTON, Ohio, April 13 -- TEAM America Corporation (Nasdaq) announced today that Global Employment Solutions, Inc., an entity controlled by KRG Capital Partners, LLC, a private equity investment firm located in Denver, Colorado, has terminated the definitive Agreement and Plan of Merger entered into between the parties on February 7, 2000.

As a result of Global's termination, Mucho.com, a Nevada corporation controlled by S. Cash Nickerson, a former director and officer of TEAM America, made an offer to purchase all of the outstanding common stock of TEAM America at a price of $6.75 per share, or approximately $29.4 million. TEAM America's Board of Directors will review this new offer in light of market conditions, its current strategic plan and other alternatives available to the Company.

TEAM America also announced that it will record approximately $2.4 million in an accounting adjustment to its financials for the year ended December 31, 1999, primarily due to expenses related to its acquisitions in 1997 and 1998. As a result of the accounting adjustment, TEAM America will report a net loss for 1999 of approximately $410,000, or a loss of $.10 per share, compared to net income of approximately $682,000, or $.14 per share, for the year ended December 31, 1998.

Kevin T. Costello, President and Chief Executive Officer of TEAM America, said, "We are extremely disappointed by Global's decision to terminate the merger agreement." Mr. Costello added, "Despite the accounting adjustment, we continue to believe that TEAM America is a strong company, that the accounting adjustments are historical and will have no impact on our future operations, and we expect to post positive earnings for 2000. We are optimistic about our future growth prospects and will continue to focus on providing our customers with the same quality service we have provided them since 1986."

Through its "Partnering in Employment" arrangement with its clients, TEAM America provides outsourcing to small and medium sized businesses in the areas of human resource administration, regulatory compliance management, employee benefits administration, risk management services and employer liability protection, payroll and payroll tax administration and placement services. As a result, TEAM America relieves clients from these administrative responsibilities and liabilities so they can focus on their core business strategies.

TEAM America has offices in Columbus, Cleveland, Dayton, Dover and Cincinnati, Ohio; Orlando, Florida; San Francisco, Silicon Valley and San Diego, California; Troy, Michigan; Twin Falls, Idaho; Salt Lake City, Utah; Stevensville, Montana; Redmond, Oregon; Corinth, Mississippi; and Selmer, Tennessee.

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TEAM America's corporate offices are located at 110 E. Wilson Bridge Road,
Worthington, OH 43085. Phone: 614-848-3995; FAX: 614-848-7639; Toll Free:
800-962-2758. World Wide Web Address: www.teamamerica.com ; E-Mail: info@teamamerica.com .

This press release contains statements that are not purely historical, and as such are forward-looking statements under the federal securities laws. These include forward-looking statements regarding management's intentions, plans, hopes, beliefs, expectations or projections of the future, and include statements in this document regarding: the Company's expectations for positive earnings in 2000 (paragraph 3), the impact of the accounting adjustments on the Company's future operations (paragraph 3), and the Company's expectation for its continued growth prospects (paragraph 3). These forward looking statements involve risks and uncertainties, including without limitation, whether the Company's services will be accepted and adopted by the Company's customers and prospective customers; whether the Company can successfully and profitably expand and operate its business; whether consumers will sign up for and use the Company's services when and as expected; whether the Company's business and market assumptions supporting its current revenue and earnings projections will prove to be accurate; and the various risks inherent in the Company's business and other risks and uncertainties detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. These SEC filings include Form 10-K for the year ended December 31, 1998 (filed March 30,
1999) and Form 10-Q for the quarter ended September 30, 1999 (filed November 12,
1999). One or more of these factors have affected, and could in the future affect, the Company's business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this press release will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

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